Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Authentidate Holding Corp. of our report dated October 13, 2010, with respect to the audits of the consolidated financial statements of Authentidate Holding Corp. and subsidiaries which are included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ EisnerAmper, LLP

New York, New York
November 22, 2010